                                                                    EXHIBIT 99.3

                             i2 TECHNOLOGIES, INC.
                             STOCK OPTION AGREEMENT



RECITALS

         A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non- employee members of the Board or the board of directors of any Parent or Subsidiary and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

         B. Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation's grant of an option to Optionee.

         C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

                 NOW, THEREFORE, it is hereby agreed as follows:

                 1. GRANT OF OPTION. The Corporation hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

                 2.       OPTION TERM.  This option shall have a term of ten
(10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

                 3. LIMITED TRANSFERABILITY. This option shall be neither transferable nor assignable by Optionee other than by will or by the laws of descent and distribution following Optionee's death and may be exercised, during Optionee's lifetime, only by Optionee. However, if this option is designated a Non-Statutory Option in the Grant Notice, then this option may also be assigned in accordance with the terms of a Qualified Domestic Relations Order. If so assigned, the assigned option shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such Qualified Domestic Relations Order. The terms applicable to the assigned option (or portion thereof) shall be the same as those in effect for this option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.
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                 4.       DATES OF EXERCISE.  This option shall be immediately
exercisable for the Option Shares in one installment as specified in the Grant Notice. The option shall remain exercisable until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

                 5.       CESSATION OF SERVICE.

                          (a)     The option term specified in Paragraph 2
shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

                                       (i)         Should Optionee cease to
         remain in Service for any reason (other than death or Permanent Disability) while this option is outstanding, then Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option provided Optionee satisfies the Non-Compete Covenant during such twelve
         (12)-month period. In no event shall this option be exercisable at any time after the Expiration Date.

                                       (ii)        Should Optionee die while
         this option is outstanding, then the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution shall have the right to exercise this option. Such right shall lapse and this option shall cease to be outstanding upon the earlier of (A) the expiration of the twelve (12)- month period measured from the date of Optionee's death or (B) the Expiration Date.

                                     (iii)         Should Optionee cease
         Service by reason of Permanent Disability while this option is outstanding, then Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option. In no event shall this option be exercisable at any time after the Expiration Date.

                                       (iv)        During the limited period of
         post-Service exercisability, this option may not be exercised in the aggregate for more than the number of vested Option Shares for which the option is exercisable at the time of Optionee's cessation of Service. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding.




                                     2.
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                                       (v)         This option shall terminate
         immediately upon breach by Optionee of the Non-Compete Covenant.

                                       (vi)        In the event of a Corporate
         Transaction, the provisions of Paragraph 6 shall govern the period for which this option is to remain exercisable following Optionee's Involuntary Termination of Service and shall supersede any provisions to the contrary in this paragraph.

                               (b)         Notwithstanding any other provision
of this Agreement, should Optionee's Service be terminated for Misconduct, then this option shall terminate immediately and cease to remain outstanding.

                 6.       SPECIAL ACCELERATION OF OPTION.

                          (a)     In the event of a Corporate Transaction, all
the Option Shares at the time subject to this option but not otherwise vested shall automatically vest and the Corporation's repurchase rights with respect to those shares shall immediately terminate so that this option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for any or all of the Option Shares as fully-vested shares of Common Stock. No such accelerated vesting of the Option Shares, however, shall occur if and to the extent: (i) this option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof), and the Corporation's repurchase rights with respect to any Option Shares which are unvested immediately prior to the Corporate Transaction are to be assigned to such successor corporation (or parent thereof) or (ii) this option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested Option Shares at the time of the Corporate Transaction (the excess of the Fair Market Value of such Option Shares over the Exercise Price payable for such shares) and provides for subsequent payout in accordance with the same vesting schedule applicable to those Option Shares as set forth in the Grant Notice.

                          (b)     Immediately following the Corporate
Transaction, this option, to the extent not previously exercised, shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with the Corporate Transaction.

                          (c)     If this option is assumed in connection with
a Corporate Transaction, then this option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to





                                       3.
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the number and class of securities which would have been issuable to Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.

                          (d)     Upon an Involuntary Termination of Optionee's
Service within eighteen (18) months following a Corporate Transaction in which this option is assumed or replaced and the Corporation's repurchase rights with respect to the unvested Option Shares are assigned, all the Option Shares at the time subject to this option but not otherwise vested shall automatically vest and the Corporation's repurchase rights with respect to those shares shall terminate so that this option shall immediately become exercisable for all such Option Shares as fully-vested shares of Common Stock and may be exercised for any or all of those shares at any time prior to the earlier of (i) the Expiration Date or (ii) the expiration of the twelve (12)-month period measured from the date of the Involuntary Termination.

                          (e)     This Agreement shall not in any way affect
the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                 7. ADJUSTMENT IN OPTION SHARES. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

                 8. STOCKHOLDER RIGHTS. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

                 9.       MANNER OF EXERCISING OPTION.

                          (a)     In order to exercise this option with respect
to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:





                                       4.
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                                       (i)         Execute and deliver to the
         Corporation a Purchase Agreement for the Option Shares for which the option is exercised.

                                       (ii)        Pay the aggregate Exercise
         Price for the purchased shares in one or more of the following forms:

                                        (A)     cash or check made payable to
                 the Corporation;

                                        (B)     a promissory note payable to
                 the Corporation, but only to the extent approved by the Plan Administrator in accordance with Paragraph 14;

                          Should the Common Stock be registered under Section
                 12(g) of the 1934 Act at the time this option is exercised, then the Exercise Price may also be paid as follows:

                                        (C)     shares of Common Stock held by
                 Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

                                        (D)     to the extent the option is
                 exercised for vested Option Shares, through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable written instructions (I) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (II) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

                          Except to the extent the sale and remittance
                 procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Purchase Agreement delivered to the





                                       5.
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                 Corporation in connection with the option exercise.

                                     (iii)         Furnish to the Corporation
         appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

                                       (iv)        Execute and deliver to the
         Corporation such written representations as may be requested by the Corporation in order for it to comply with the applicable requirements of Federal and State securities laws.

                                       (v)         Make appropriate
         arrangements with the Corporation (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state and local income and employment tax withholding requirements applicable to the option exercise.

                          (b)     As soon as practical after the Exercise Date,
the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

                          (c)     In no event may this option be exercised for
any fractional shares.

                 10.      NON-COMPETITION.

                          (a)     In consideration for the extended period of
post-Service exercisability, Optionee agrees that, for a period of twelve (12) months from the date of cessation of Service, Optionee shall not provide any services (whether as an employee, agent, consultant, advisor or independent contractor or in any other capacity directly or indirectly) to any Competitor in a position that has substantially the same functions and/or responsibilities as the position occupied by Optionee at the time of Optionee's cessation of Service. For purposes of this covenant, a Competitor shall mean any corporation, partnership or other entity which (i) is doing business in the country in which Optionee was employed by the Corporation at the time of Optionee's cessation of Service and (ii) is engaged in a business or has one or more product lines competitive with the Corporation.

                          (b)     If any restriction set forth in subparagraph
10(a) above is held by any court of competent jurisdiction to be unenforceable, then Optionee agrees, and hereby submits, to the





                                       6.
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reduction and limitation of such restriction to such geographic area, range of activities or period as may be enforceable.

                          (c)     Optionee acknowledges that monetary damages
may not be sufficient to compensate the Corporation for any economic loss which may be incurred by reason of Optionee's breach of the foregoing covenants. Accordingly, in the event of any such breach, the Corporation shall, in addition to termination of this option and any remedies available to the Corporation at law, be entitled to obtain equitable relief in the form of an injunction precluding Optionee from continuing such breach.

                 11. REPURCHASE RIGHTS. ALL OPTION SHARES ACQUIRED UPON THE EXERCISE OF THIS OPTION SHALL BE SUBJECT TO CERTAIN RIGHTS OF THE CORPORATION AND ITS ASSIGNS TO REPURCHASE THOSE SHARES IN ACCORDANCE WITH THE TERMS SPECIFIED IN THE PURCHASE AGREEMENT.

                 12.      COMPLIANCE WITH LAWS AND REGULATIONS.

                          (a)     The exercise of this option and the issuance
of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

                          (b)     The inability of the Corporation to obtain
approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

                 13. SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee's assigns and the legal representatives, heirs and legatees of Optionee's estate.

                 14. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed effective upon personal





                                       7.

delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

                 15. FINANCING. The Plan Administrator may, in its absolute discretion and without any obligation to do so, permit Optionee to pay the Exercise Price for the purchased Option Shares by delivering a promissory note. The terms of any such promissory note (including the interest rate, the requirements for collateral and the terms of repayment) shall be established by the Plan Administrator in its sole discretion.1/

                 16. CONSTRUCTION. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

                 17. GOVERNING LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of TEXAS without resort to that State's conflict-of-laws rules.

                 18. EXCESS SHARES. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without stockholder approval be issued under the Plan, then this option shall be void with respect to such excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

                 19. ADDITIONAL TERMS APPLICABLE TO AN INCENTIVE OPTION. In the event this option is designated an Incentive Option in the Grant Notice, the following terms and conditions shall also apply to the grant:

                                       (i)         This option shall cease to
         qualify for favorable tax treatment as an Incentive Option if (and to the extent) this option is exercised for one or more Option Shares:
         (A) more than three (3) months after the date Optionee ceases to be an Employee for any reason other than death or Permanent Disability or
         (B) more than twelve (12) months after the date

____________________

1/   Authorization of payment of the Exercise Price by a promissory note under such provisions may, under currently proposed Treasury Regulations, result in the loss of incentive stock option treatment under the Federal tax laws.





                                       8.

         Optionee ceases to be an Employee by reason of Permanent Disability.

                                       (ii)        This option shall not become
         exercisable in the calendar year in which granted if (and to the extent) the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which this option would otherwise first become exercisable in such calendar year would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock and any other securities for which one or more other Incentive Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. To the extent the exercisability of this option is deferred by reason of the foregoing limitation, the deferred portion shall become exercisable in the first calendar year or years thereafter in which the One Hundred Thousand Dollar ($100,000) limitation of this Paragraph 18(ii) would not be contravened, but such deferral shall in all events end immediately prior to the effective date of a Corporate Transaction in which this option is not to be assumed, whereupon the option shall become immediately exercisable as a Non-Statutory Option for the deferred portion of the Option Shares.

                                     (iii)         Should Optionee hold, in
         addition to this option, one or more other options to purchase Common Stock which become exercisable for the first time in the same calendar year as this option, then the foregoing limitations on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

                 20. SEVERABILITY. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable it and the other provisions hereof shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement.





                                       9.

                                    APPENDIX


                 The following definitions shall be in effect under the
Agreement:

         A.      AGREEMENT shall mean this Stock Option Agreement.

         B.      BOARD shall mean the Corporation's Board of Directors.

         C.      CODE shall mean the Internal Revenue Code of 1986, as amended.

         D.      COMMON STOCK shall mean the Corporation's common stock.

         E. CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

              (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

             (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

         F. CORPORATION shall mean i2 Technologies, Inc., a Delaware corporation.

         G. DOMESTIC RELATIONS ORDER shall mean any judgment, decree or order (including approval of a property settlement agreement) which provides or otherwise conveys, pursuant to applicable State domestic relations laws (including community property laws), marital property rights to any spouse or former spouse of the Optionee.

         H. EMPLOYEE shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

         I. EXERCISE DATE shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

         J. EXERCISE PRICE shall mean the exercise price per share as specified in the Grant Notice.





                                      A-1.
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         K.      EXPIRATION DATE shall mean the date on which the option
expires as specified in the Grant Notice.

         L. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

              (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

             (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

         M. GRANT DATE shall mean the date of grant of the option as specified in the Grant Notice.

         N. GRANT NOTICE shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

         O. INCENTIVE OPTION shall mean an option which satisfies the requirements of Code Section 422.

         P. INVOLUNTARY TERMINATION shall mean the termination of Optionee's Service which occurs by reason of:

              (i) Optionee's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

             (ii) Optionee's voluntary resignation following (A) a change in Optionee's position with the Corporation (or Parent or Subsidiary employing Optionee) which materially reduces Optionee's level of responsibility, (B) a reduction in Optionee's level of compensation (including





                                      A-2.

         base salary, fringe benefits and any non-discretionary and objective-standard incentive payment or bonus award) by more than fifteen percent (15%) or (C) a relocation of Optionee's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee's consent.

         Q. MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Optionee adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of Optionee or any other individual in the Service of the Corporation (or any Parent or Subsidiary).

         R. NON-COMPETE COVENANT shall mean Optionee's covenant not to compete as set forth in Paragraph 10.

         S. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

         T. OPTION SHARES shall mean the number of shares of Common Stock subject to the option as specified in the Grant Notice.

         U. OPTIONEE shall mean the person to whom the option is granted as specified in the Grant Notice.

         V. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         W. PERMANENT DISABILITY shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

         X. PLAN shall mean the Corporation's 1995 Stock Option/Stock Issuance Plan.





                                      A-3.

         Y. PLAN ADMINISTRATOR shall mean either the Board or a committee of Board members, to the extent the committee is at the time responsible for the administration of the Plan.

         Z. PURCHASE AGREEMENT shall mean the stock purchase agreement in substantially the form of Exhibit B to the Grant Notice.

         AA.     QUALIFIED DOMESTIC RELATIONS ORDER shall mean a Domestic
Relations Order which substantially complies with the requirements of Code
Section 414(p). The Plan Administrator shall have the sole discretion to determine whether a Domestic Relations Order is a Qualified Domestic Relations Order.

         AB.     SERVICE shall mean the provision of services to the
Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.

         AC.     STOCK EXCHANGE shall mean the American Stock Exchange or the
New York Stock Exchange.

         AD.     SUBSIDIARY shall mean any corporation (other than the
Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.





                                      A-4.